Exhibit 99.3

Paradigm Shifting Beneficial Effects of TLANDO (Oral Testosterone) on Liver

Mahesh V. Patel1, Nachiappan Chidambaram1, Jonathan Baker1, Kilyoung Kim1, and Anthony DelConte1,2

1Lipocine Inc.; 2Saint Joseph’s University, Philadelphia, PA

Background: Oral Testosterone, methyltestosterone (e.g., Testred), was approved in 1941 and indicated as a testosterone replacement therapy (TRT) in males with a deficiency or absence of endogenous testosterone. Its prolonged use has been severely limited because of the development of liver disease, such as peliosis hepatis, hepatic neoplasms, hepatocellular carcinoma cholestatic hepatitis, and jaundice.

There are significant overlapped co-morbidities between male hypogonadism and non-alcoholic fatty liver disease (NAFLD): obesity, hypertension, type 2 diabetes, and metabolic syndrome.

TLANDO, a novel oral TRT containing Testosterone Undecanoate (TU) lymphatically delivered, is currently under regulatory review for marketing approval.

Objectives: To evaluate the effect of TLANDO on liver safety in prolonged use and to assess beneficial effects of TLANDO in hypogonadal patients with fatty liver disease.

Methods: To evaluate liver safety of TLANDO (oral TRT) in chronic use, a 52-week, multi-center, open-labelled, active controlled (topical T) study was performed in hypogonadal men (N=315) in the SOAR trial (NCT02081300). Serum liver enzymes were measured at each visit (7 visits through 52 weeks) and analyzed.

To assess liver beneficial effects of TLANDO, a 16-week open-label, multi-center, single arm study was performed in the Liver Fat Study (LFS: NCT03868059) with TLANDO (225mg BID fixed dose) in hypogonadal subjects (N=36). Liver fat % was measured by the Magnetic Resonance Imaging-Proton Density Fat Fraction (MRI-PDFF) technique.

Results: Post 52-week treatment, reductions from baseline of liver enzymes for overall population were observed and it suggests no adverse effects on liver health. Subjects with elevated liver enzymes at BL experienced significant reductions: mean change (±SE) = -16.5% (±2.4%) for ALT, -16.6% (±1.3%) for AST, -10.2% (±2.2%) for ALP, and -7.4% (±2.9%) for GGT. Significant normalization rates in subjects with above-normal levels of liver enzymes were also observed: 52% for ALT and 31% for GGT.

Prevalence of NAFLD (liver fat ≥ 5%) was 66%, with higher prevalence (80%) in obese hypogonadal males. Post TLANDO treatment for 16 weeks, subjects with fatty liver disease with baseline liver fat ≥ 5% and ≥ 10% experienced relative liver fat reductions of 33% and 40%, respectively. Elevated BMI at BL was associated with increased response, defined as liver fat reduction > 30%. The responder rates for liver fat ≥ 5% and ≥ 10% at BL were 71% and 75%, respectively.

Additionally, 48% of pre-treatment NAFLD-confirmed subjects experienced NAFLD resolution (disease free) with TLANDO.

Conclusion: Unlike methylated T therapy, these clinical results suggest that TLANDO, an innovative form of oral TRT, is suitable for prolonged use with no concerns for liver safety.

Fatty liver (an early manifestation of serious NASH leading to cirrhosis) is highly prevalent in hypogonadal males and it warrants a periodic assessment of liver health in hypogonadal men.

Contrary to hepatotoxic experience with methylated oral T, TLANDO (an innovative lymphatically delivered oral TU) improved liver health as demonstrated by significant reductions of elevated liver enzymes and meaningful reductions in abnormal accumulated liver fat.